UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2011
ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21 Corporate Circle, P.O. Box 15098, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities

On December 20, 2011, Albany Molecular Research, Inc. (the “Company”) approved a restructuring plan which includes actions taken in the fourth quarter of 2011 to reduce the Company's workforce, right size capacity, and reduce operating costs in 2012. These actions will better align the business to current and expected market conditions and are expected to improve the Company's overall cost competitiveness and increase cash flow generation.

The workforce reduction primarily affects personnel based in the Company’s U.S. operations and includes certain positions associated with the Company’s previously announced elimination of all internal R&D activities.  As a result of the workforce reduction, the Company will be terminating the lease of one of its U.S. facilities which will result in a reduction in annual operating expenses related to this facility.  The Company expects that these cost reduction initiatives will result in annual savings of approximately $10 - $11 million, including $7 million relating to the previously announced cessation of R&D activities and that these savings will begin to be recognized in the first quarter of 2012.

In connection with the actions, the Company expects to incur pre-tax charges of approximately $5.0-$5.5 million for lease termination costs and approximately $0.5 million for employee related costs. Lease termination costs primarily consists of a non-cash charge to write-off fixed assets in association with the Company’s plans to consolidate operations. The Company expects these charges to be recorded in the fourth quarter of 2011.

Item 7.01    Regulation FD Disclosure

On December 22, 2011, the Company issued a press release announcing its restructuring plan.  A copy of the press release is attached hereto and furnished herewith as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d)          Exhibits

99.1	Press release dated December 22, 2011

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 22, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2011	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Mark T. Frost
Name: Mark T. Frost
Title: Senior Vice President, Administration,
Chief Financial Officer and Treasurer